Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

July 3, 2025

Trinity Capital Inc.
1 N. 1st Street, Suite 302

Phoenix, Arizona 85004

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (File No. 333-275970) initially filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 8, 2023 and declared effective by the Commission on February 7, 2024 (as amended, the “Registration Statement”), and the final prospectus supplement, dated June 26, 2025 (including the base prospectus filed therewith, the “Prospectus”), filed with the Commission on June 30, 2025 pursuant to Rule 424 under the Securities Act, relating to the proposed issuance by the Company of $125,000,000 aggregate principal amount of 6.750% Notes due 2030 (the “Notes”), to be sold to underwriters pursuant to an underwriting agreement, dated as of June 26, 2025, which is substantially in the form filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 1, 2025 (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and we express no opinion herein as to any matter other than as to the legality of the Notes.

The Notes are to be issued pursuant to the indenture dated as of January 16, 2020 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a seventh supplemental indenture, by the Company as Exhibit 4.2 to a Current Report on Form 8-K filed with the Commission on or around July 3, 2025, to be entered into between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

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In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii)	the Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Bylaws”);

(iii)	a Certificate of Good Standing with respect to the Company issued by SDAT as of a recent date;

(iv)	resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization, execution and delivery of the Indenture and (c) the authorization, issuance and sale of the Notes, certified as of the date hereof by an officer of the Company;

(v)	the Underwriting Agreement;

(vi)	the Indenture; and

(vii)	a specimen copy of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

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On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, , we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following qualifications:

(a)           The opinions expressed herein are limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, reorganization, fraudulent conveyance, receivership, reorganization, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally and, as to rights of indemnification and contribution, by principles of public policy. The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably and in good faith and in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought, which may limit the availability of any particular remedy but which will not, in our judgment, make the remedies available to the Trustee under the Indenture, taken as a whole, inadequate for the practical realization of the benefits provided for in the Indenture, except for the economic consequence of any delay that may be imposed thereby or result therefrom, and except that we express no opinion as to the rights of the Trustee to accelerate the due dates of any payment due under the Indenture or the Exchange Notes or to exercise other remedies available to them on the happening of a non-material breach of any such document or agreement.

(b)           Without limiting the generality of the foregoing, we express no opinion with respect to: (1) the availability of specific performance or other equitable remedies for noncompliance with any of the provisions contained in the Indenture; (2) the enforceability of provisions contained in the Indenture relating to the effect of laws which may be enacted in the future; (3) the enforceability of provisions in the Indenture purporting to waive the effect of applicable laws to the extent such waivers are prohibited by such applicable laws; (4) the effectiveness of any power-of-attorney given under the Indenture that is intended to bind successors and assigns that have not granted such powers by a power-of-attorney specifically executed by them; (5) provisions in the Indenture related to waivers of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations or limitations on the obligations of the Trustee in circumstances in which a failure of condition or default by any party is not material; (6) the indemnification and contribution provisions of the Indenture if and to the extent that such provisions contravene public policy or might require indemnification or payments with respect to any litigation against a party to the Indenture determined adversely to the other party(ies) to such litigation, or any loss, cost or expense arising out of an indemnified party’s bad faith, gross negligence or willful misconduct or any violation by an indemnified party of statutory duties, general principles of equity or public policy; (7) any self-help provisions in the Indenture; (8) provisions in the Indenture that purport to establish evidentiary standards; (9) provisions in the Indenture that provide that certain rights or obligations are absolute or unconditional (other than guarantees or letter of credit reimbursement obligations); (10) the right of the Trustee to set off against funds held in any account maintained with the Trustee by the Company and which account is designated, or contains funds that such Trustee is aware have been set aside, for special purposes, such as payroll, trust and escrow accounts, or which funds are subject to special agreement between the Trustee and the Company precluding or limiting rights to set off funds; (11) provisions in the Indenture that provide for the enforceability of the remaining terms and provisions of the Indenture in circumstances in which certain other terms and provisions of the Indenture are illegal or unenforceable; (12) provisions in the Indenture that restrict access to or waive legal or equitable remedies or access to courts; (13) provisions in the Indenture that affect or confer jurisdiction (other than on the courts of New York); (14) provisions in the Indenture that permit the Trustee to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law; (15) any provision of the Indenture that may be construed as a forfeiture or penalty; (16) any provision of the Indenture that purports to provide that the terms thereof may not be varied or waived except in writing or that the express terms thereof supersede any inconsistent course of performance and/or usage of the trade; or (17) the effect of the laws of any jurisdiction in which a holder of the Exchange Notes is located that limits the interest, fees or other charges it may impose for the Exchange Notes or use of money or other credit.

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We are members of the bar of the State of New York, and the foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations.

This opinion letter has been prepared for the Company’s use solely in connection with the Registration Statement. The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on July 3, 2025 and to the reference to our firm under the caption “Legal Matters” in the Prospectus and in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP